CONFLICT OF INTEREST POLICY

SGB International Holdings Inc.
(the "Company")

October, 2011

Introduction

This constitutes the Company's Conflict of Interest Policy. This Conflict of Interest Policy is meant to ensure that conflicts of interest of directors and senior officers are appropriately dealt with.

Objective

The objective of this Policy is to ensure that all conflicts of interest are appropriately dealt with.

Applicability

This Policy applies to Directors and Senior Officers (as defined below) of the Corporate Group (as defined below). The board of directors of the Company (the "Board") may, from time to time, in its discretion, designate that other individuals involved with the Corporate Group be required to comply with this Policy.

Definitions

The following additional terms are material to this Policy:

"Conflict of Interest" – A conflict of interest means a situation in which a Director or Senior Officer has a personal interest which conflicts with, or which may possibly conflict with, the interests of any member of the Corporate Group. The words "may possibly conflict" are to be interpreted to imply a situation in which a reasonable person would think gives rise to a real, sensible possibility of a conflict of interest. Conflicts of interest include, but are not limited to, situations in which an individually personally contracts or competes with the Corporate Group, acts with motives other than the best interests of the Corporate Group, and appropriates for himself or herself an opportunity that should have gone to the Corporate Group.

The Board may, in its discretion, determine that a transaction or situation constitutes a Conflict of Interest and is therefore subject to this Policy.

"Corporate Group" – Includes the Company and each of its directly or indirectly controlled subsidiary companies, corporations, partnerships (limited or otherwise), LLCs or other similar legal entities.

"Director and Senior Officer" – Includes each director and senior officer of the Company and of each entity in the Corporate Group. It also includes any company, partnership, trust or other organized legal entity controlled by any one or more of the foregoing (i.e. such as a personal holding company or a family trust).

"Material" – With respect to Conflicts of Interest, a Material Conflict of Interest occurs where either the Company or the individual, directly or indirectly, has a Material interest in the transaction or circumstances. If the issue of materiality is in question, the party in question should err on the side of disclosing the Conflict of Interest.

Disclosure of Conflict of Interest Required

Each Director and Senior Officer shall disclose in writing to the chairman of the Board or the Lead Director all of his or her material Conflicts of Interest immediately upon becoming aware that the Conflict of Interest exists. The written disclosure shall provide sufficient detail to permit the recipients to understand the full scope and nature of the Conflict of Interest. The party should, if possible, suggest the manner in which he or she would propose that the Conflict of Interest be dealt with.

Approvals of Material Conflict of Interest Situations

All material Conflicts of Interest of a Director or Senior Officer shall be considered by the directors independent of the Conflict of Interest and, if thought fit, approved by a majority of such independent directors. The directors independent of the Conflict of Interest must consider the proper scope and nature of public disclosure, if any, in compliance with all applicable securities and other laws and responsible corporate disclosure practices regarding the material Conflict of Interest and the majority of such independent directors must approve any such disclosure or non-disclosure, as the case may be.

Agreement to Comply

The Company may include a cross-reference to this Policy or the Company’s policies generally in its employment and independent contractor agreements whereby the Director or Senior Officer will be asked to acknowledge and abide by this Policy or the Company’s policies generally. Directors or Senior Officers to whom this policy is applicable may further be asked to sign the Acknowledgment attached hereto and by executing the Acknowledgement, such Directors or Senior Officers agree that this serves as an amendment to any employment agreement or independent contractor agreement that they have signed with any member of the Corporate Group. A copy of this Policy will be provided to each Director or Senior Officer signing the attached Acknowledgment or who has agreed in its employment or independent contractor agreement to abide by this Policy or the Company’s policies generally.

General

Nothing in this Policy in any way detracts from or limits any other obligations that Directors or Senior Officers have in law or pursuant to a management, employment, consulting or other similar agreement with any member of the Corporate Group. This Policy is not necessarily exhaustive of these obligations and that it is the responsibility of each Director or Senior Officer to keep informed of and comply with all of its legal and contractual obligations.

Confidentiality

A copy of each Director or Senior Officer’s Acknowledgement will be kept confidentially in the Company’s files. The Policy will be kept confidential by the Company and the Director or Senior Officer.

Consequences of Failure to Comply

Failure to comply with this Policy may be grounds for termination or other disciplinary action.

ACKNOWLEDGMENT

TO:	SGB International Holdings Inc. (the "Company")

FROM:	The undersigned signatory (the "Director or Senior Officer")

RE:	CONFLICTS OF INTEREST POLICY

The undersigned Director or Senior Officer hereby acknowledges to and agrees with the Company that:

1.

he, she or it has been advised that the Company wishes to ensure that all possible conflicts of interest that might involve the Director or Senior Officer are dealt with in a manner which is fair and reasonable to the Company;

2.

the Company has implemented a Conflicts of Interest Policy to address the matter referred to in paragraph 1 above, and the Company requires that certain parties that are closely associated with it be apprised of its Conflicts of Interest Policy and agree to abide by it;

3.	the Director or Senior Officer has been given a copy of the Company's Conflicts of Interest Policy and has read it, understood it and agrees to abide by it; and

4.

if the Director or Senior Officer is party to an employment agreement or independent contractor agreement with the Company or any of its wholly-owned or controlled subsidiary companies, corporations, partnerships (limited or otherwise), LLCs or other similar legal entities (the "Corporate Group"), then the Director or Senior Officer acknowledges and agrees that such agreement is hereby amended by the Conflicts of Interest Policy.

Dated this ___ day of _________________, 20______ .

SIGNED, SEALED and DELIVERED by the Director or Senior Officer:

Signature of Director or Senior Officer

Name of Director or Senior Officer